Exhibit 99.1

AMERICAN LORAIN CORPORATION INDEPENDENT COMMITTEE SELECTS
FINANCIAL ADVISER

JUNAN COUNTY, China, October 29, 2012 /PRNewswire-Asia-FirstCall/ -- American Lorain Corporation (NYSE Amex: ALN) (the "Company"), an international processed snack foods, convenience foods, and frozen foods company based in the Shandong Province, China, today announced that the special committee of its Board of Directors (the “Special Committee”), formed to consider, review and evaluate the non-binding proposal received on October 9, 2012 from Mr. Si Chen, Chairman, CEO and President of the Company to acquire all of the outstanding shares of common stock of the Company not currently owned, legally or beneficially, by Mr. Chen, has retained Cowen and Company (Asia) Limited as its independent financial advisor to assist the Special Committee in its work.

As previously announced, the Special Committee has retained Sidley Austin LLP as its international legal counsel.

No assurance can be given that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Chen or any other transaction will be approved or consummated. The Company does not intend to disclose developments regarding these matters unless and until its Board of Directors determines there is a need to update the market.

About American Lorain Corporation

American Lorain Corporation products include chestnut products, convenience food products and frozen food products. The Company currently sells over 240 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its five direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at http://www.americanlorain.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Potential risks and uncertainties include, but are not limited to, those relating to whether any definitive offer will be made, whether any agreement will be executed or whether this or any other transaction will be approved or consummated. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors that could cause actual results to differ materially from such statements, as well as additional risk factors, are detailed in the Company's most recent filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking information contained in this press release or with respect to the announcements described herein, except as may be required by law.

Investor Relations Contact:

At the Company:
American Lorain Corporation
Mr. David She, CFO
+86-10 8411 3393
david.she@americanlorain.com
Web: http://www.americanlorain.com